Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

Zachary Parker	Donald C. Weinberger/Diana Bittner (media)
Chief Executive Officer /	Wolfe Axelrod Weinberger Associates, LLC
John Kahn	212-370-4500
Chief Financial Officer	don@wolfeaxelrod.com
TeamStaff, Inc.	diana@wolfeaxelrod.com
1 Executive Drive
Somerset, NJ 08873
866-352-5304
TeamStaff Reports 2010 Q-4 and Year-end Results
•	Fourth quarter records sequential quarterly revenue growth
•	Fiscal year 2010 absorbs significant divestiture and transition costs
•	Late year independent assessment leads to $1.3 million non-cash write-down in tradenames value
•	New strategic plan leverages government logistics and healthcare strengths
•	Management to conduct conference call February 17, 2011 at 11am ET
SOMERSET, N.J., February 14, 2011 — TeamStaff, Inc., (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government and Department of Defense announced today its financial results for the fourth quarter and fiscal year ended September 30, 2010.
Table 1 — Financial Highlights

	Fourth Quarter		Total Year
($ in thousands, except per share amounts)	2010	2009	2010	2009
Operating revenues	$10,207	$11,192	$40,874	$46,021
Gross Profit	$1,137	$1,446	$4,807	$7,002
Gross Profit Percentage	11.1%	12.9%	11.8%	15.2%
Income/(Loss) from continuing operations	(2,388)	(372)	(4,598)	376
Loss from discontinued operations	(50)	(2,939)	(1,209)	(4,731)
Net Loss	$(2,438)	$(3,311)	$(5,807)	$(4,355)
EPS (Loss) from continuing operations — basic	$(0.47)	$(0.08)	$(0.91)	$0.08
EPS (Loss) from discontinued operations — basic	$(0.01)	$(0.60)	$(0.24)	$(0.97)
Net Loss per share — basic	$(0.48)	$(0.68)	$(1.15)	$(0.89)

Commenting on the Company’s results, TeamStaff’s President and Chief Executive Officer Mr. Zachary C. Parker stated, “The past year was challenging for TeamStaff, which underwent some major changes, including a divestiture, was impacted by government in-sourcing and saw appointment of a new management team. While the financial results are one-dimensional, I believe they really do not reflect the turnaround that is currently underway and future prospects for the Company. Our core business was heavily affected in fiscal 2010 by government in-sourcing along with limitations in overtime billings, as a result of budgetary constraints and economic issues. That being said, I believe that we’ve laid some major groundwork during fiscal 2010 with a view to leveraging the business going forward and being able to move more into logistics services and bid for such contracts with the DoD and other departments of the Federal government. Specifically speaking, after completing an extensive review and analysis of our core competencies, prospective growth markets within the Federal and DoD space, and our competitiveness within the addressable markets, we have determined our three principal lines of business entering the 2011 fiscal year as follows: Logistics & Technical Services, Healthcare Delivery Solutions, and Contingency/Staff Augmentation.”
Mr. Parker continued, “Other preparations for expanding the Company’s operations were assisted by several managerial additions in recent months, including appointing Mr. John Kahn as Chief Financial Officer, Mr. Robert Coffman as our Corporate Compliance Officer and Director of Government Contracts, and most recently, Mr. John Armstrong, as Executive Vice President of Corporate Business Development. All of these individuals have hit the ground running and have already been key contributors to our preparedness for enhanced value in fiscal 2011 and beyond.”
Mr. Parker concluded, “Though we took several cost hits to closeout 2010 I am confident that we have set the stage to benefit in fiscal 2011 and beyond. Our new strategic direction leverages our government services strengths in both logistics and healthcare, which include several awards and accolades recognizing our outstanding performance record. With the revised strategic focus, new infrastructure and business development processes and resources, along with measures to address cost reduction and working capital requirements we are postured for true upside potential and opportunities for improved shareholder value in the foreseeable future.”
Quarter Results
TeamStaff’s operating revenues for the three months ended September 30, 2010 were $10.2 million as compared to $11.2 million in the comparable quarter last year. The decrease in operating revenues from the prior year is due primarily to continued in-sourcing and overtime restrictions at certain Government facilities. Loss from continuing operations was $2.4 million or ($0.47) per basic share compared to income from continuing operations of $0.4 million or $0.08 per basic share in the comparable quarter last year. As discussed below, loss from continuing operations in the fourth quarter of fiscal 2010 includes an impairment charge of $1.3 million on intangible assets.

Full Year Results
Revenues from TeamStaff’s continuing operations for the fiscal years ended September 30, 2010 and 2009 were $40.9 million and $46.0 million, respectively, which represents a decrease of $5.1 million or 11.2% over the prior fiscal year. The decrease in operating revenues from continuing operations is due primarily to the impact of reduced overtime billings as well as net reductions in headcount at certain Government facilities related to Federal government “in sourcing” of certain positions.
Gross profit from continuing operations for the fiscal years ended September 30, 2010 and 2009 were $4.8 million and $7.0 million, respectively, which represents a decrease of $2.2 million or 31.4% over the prior fiscal year. Gross profit from continuing operations, as a percentage of revenue, was 11.8% and 15.2%, for the fiscal years ended September 30, 2010 and 2009, respectively. The key drivers for the period over period decrease in gross profit as a percentage of revenue are lower overtime at certain government facilities which earn a higher gross profit margin, increased workers’ compensation expense, increased health and welfare expense and increased vacation accruals as a result of lower employee turnover rates. TeamStaff GS experienced greater workers’ compensation claims in fiscal 2010, resulting in increased workers’ compensation expense of approximately $1.0 million over the prior fiscal year. This additional expense includes required accruals for IBNR (incurred but not reported) claims.
Selling, general and administrative (“SG&A”) expenses for the fiscal years ended September 30, 2010 and 2009 were $7.4 million and $6.5 million, respectively, which represents an increase of $0.9 million, or 13.8%. Included in this increase is $0.1 million in management consulting fees related to strategic business expense and $0.2 million in bid and proposal costs. In addition, $0.3 million in officer severance expense relates to the resignation of the former CEO in fiscal 2010. The Company continues with its cost saving and reallocation initiatives, which have resulted in reduced headcount in non-revenue generating departments and G&A costs. The Company seeks continued elimination of overhead costs deemed to be non-essential to growth or infrastructure in order to permit reinvestment in areas considered important to support the intended future direction of the Company.
As a result of a goodwill and intangible asset impairment analysis performed, the Company reduced the carrying value of the tradename related to RS Staffing by $0.4 million and Teamstaff, Inc. by $0.9 million for a total impairment loss of approximately $1.3 million recognized in fiscal 2010.
Loss from operations for the fiscal year ended September 30, 2010 was $4.3 million as compared to income from operations for the fiscal year ended September 30, 2009 of $0.4 million. This represents a decline of $4.7 million in results from operations from fiscal 2010 to 2009. The decrease is primarily due to lower operating gross profit earned in fiscal 2010 as a result of lower overtime revenue at certain government facilities (which are more profitable than standard revenue), increased workers’ compensation and health benefit expenses, an impairment of the Company’s intangibles and SG&A expenses attributed to transitioning from discontinued operations to new operations and management.
Loss from continuing operations for the fiscal year ended September 30, 2010 was $4.6 million, or $0.91 per diluted share, as compared to income from continuing operations of $0.4 million, or $0.07 per diluted share, for the fiscal year ended September 30, 2009. Net loss for the fiscal year ended September 30, 2010 was $5.8 million, or ($1.15) per diluted share, as compared to net loss of $4.4 million, or ($.86) per diluted share, for the fiscal year ended September 30, 2009.

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Conference Call Details
TeamStaff’s management team will host a conference call for the investment community on Thursday, February 17, 2011 at 11:00 AM ET. Interested parties may participate in the call by dialing (866) 788-0544; international callers dial (857) 350-1682 (passcode: 10265841) about 5 — 10 minutes prior to 11:00 AM ET. The conference call will also be available on replay starting at 2:00 PM ET on February 17, 2011 and ending on February 28, 2011. For the replay, please dial (888) 286-8010 (passcode: 73577362). The access number for the replay for international callers is (617) 801-6888 (passcode: 73577362). There will be a conference call webcast at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115788&eventID=3744003.
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About TeamStaff, Inc.
TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business, which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to continue to recruit and retain qualified temporary and permanent healthcare professionals and administrative staff on acceptable terms; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups, government agencies and other customers on terms attractive to us and to secure orders related to those contracts; changes in the timing of customer orders for placement of temporary and permanent healthcare professionals and administrative staff; the overall level of demand for our services; our ability to successfully implement our strategic growth, acquisition and integration strategies; the effect of existing or future government legislation and regulation; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; and the effect of other events and important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s periodic reports filed with the SEC. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.
CONTACTS:
Zachary C. Parker,
President and Chief Executive Officer
John E. Kahn,
Chief Financial Officer
TeamStaff, Inc.
1 Executive Drive
Somerset, NJ 08873
866-352-5304
Donald C. Weinberger/Diana Bittner (media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
don@wolfeaxelrod.com
diana@wolfeaxelrod.com